Exhibit 99.1

News Release

Newell Brands Updates Capital Allocation Strategy and Declares

Quarterly Dividend of $0.07 per Share

ATLANTA, GA – May 16, 2023 – Newell Brands Inc. (NASDAQ: NWL) announced today that its Board of Directors, together with the management team, updated the company’s dividend policy, reducing the quarterly dividend to $0.07 per share (implies $0.28 per share annually). Accordingly, Newell Brands announced the declaration of a quarterly cash dividend of $0.07 per share. The dividend is payable June 15, 2023 to common stockholders of record at the close of business on May 31, 2023.

Over the past several months, as previously communicated, the management team has undertaken a refresh of the corporate strategy, encompassing: a comprehensive assessment of where Newell Brands stands versus best-in-class competition on the key capabilities required to win in this industry, an updated and integrated set of where to play and how to win choices, an assessment of the talent and culture required to enact the strategy refresh, as well as an evaluation of the capital allocation priorities required to support the new strategy.

Management continues to expect a strong rebound in Newell Brands’ cash flow performance in 2023 and remains confident about the cash flow generation potential of the business. The company is deliberately resetting its capital allocation priorities and right-sizing the dividend to fund high-return internal supply chain consolidation investment opportunities, while enabling faster de-leveraging of the balance sheet and providing additional financial flexibility.

Today’s update to Newell Brands’ dividend policy is aligned with the broader strategy refresh and management’s recommended capital allocation framework, with the dividend remaining an important priority going forward. The company plans to share additional details about the strategy refresh within the next few months.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Some of the statements in this press release, particularly those relating to future dividends, expected cash flow performance and generation, and the nature of future investments and de-leveraging, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328 +1 (770) 418-7000	www.newellbrands.com

News Release

cause actual results to differ materially from those suggested by the forward-looking statements include the factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328 +1 (770) 418-7000	www.newellbrands.com